USA Mobility, Inc. Investor Conference Call

October 30, 2008

10:00 a.m. Eastern Time

Operating Results for the 3rd Quarter Ended September 30, 2008

Operator: Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our third quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable and are based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our most recent Form 10-K, 10-Q and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Let me begin by highlighting what we believe represents another outstanding operating performance for USA Mobility for the third quarter and for the first nine months of 2008. As we made clear in our press release yesterday, we ended the quarter ahead of our goals for cash flow, operating expenses, Average Revenue Per Unit (or ARPU) and Healthcare revenue, while our operating margins remained high. At the same time, however, we fell behind on our forecast for net subscribers. Tom will discuss quarterly financial results in greater detail shortly, but I wanted to take a minute to highlight a number of items with respect to our most recent results as well as outline several critical steps we’ve recently taken to address our challenges going forward.

1.	Although revenues continued to trend lower in the third quarter, as expected, we mitigated the impact of higher than forecast net subscriber loss through a solid increase in our paging ARPU, particularly direct and indirect one-way paging ARPU, both of which reached their highest levels in several years. We took important steps to adjust our pricing policies earlier this year to strengthen ARPU results, and we expect to continue to focus on this key performance measure during the fourth quarter and into next year.

2.	We also achieved a significant reduction in recurring operating expenses during the third quarter, consistent with our long-stated goal to manage a low-cost operating structure. We are especially pleased with the progress we made in lowering site rents in connection with our long-term plan to rationalize our network. In addition, we continued to reduce other major costs, such as payroll and telco expense. While we are pleased with the progress we have made this year to reduce expenses company-wide, we know additional cost control efforts will continue to be necessary going forward and we have made our plans with this in mind.

3.	The combination of higher paging ARPU and lower recurring operating expenses enabled us to report a continued strong EBITDA and EBITDA margin in the third quarter. These positive results, especially in the face of a slowing economy, are a tribute to the tremendous efforts of our entire staff and management team and I salute them for their collective achievements.

4.	Unfortunately, we also experienced an acceleration of subscriber erosion during the third quarter as gross unit placements slowed relative to past trends. During the quarter, gross additions declined 21 percent to 103,000 adds from the second quarter level of 130,000 adds, while gross unit churn increased to 8.7 percent from 8.6 percent in the prior quarter. In short, we lost almost 2.7 subscribers for every new subscriber we put on. The softness in our gross additions and slight deterioration in our gross cancellation rate resulted in our net unit churn increasing to 5.5 percent in the third quarter from 4.7 percent in the second quarter.

5.	On the plus side, we continued to see lower disconnect rates, relative to our overall base, among our core market segments, especially Healthcare, which continues to be our most stable market segment and now represents 41.5 percent of our subscriber base. However, even our Healthcare net unit loss rate increased in the third quarter to 2.1 percent, up from just 0.9 percent last quarter.

6.	Our paging networks once again demonstrated exceptional resiliency during the quarter in the wake of natural disasters in Louisiana, Florida, Texas and California. When Hurricane Gustav hit Louisiana and parts of Texas in early September, USA Mobility’s paging networks remained up and running despite torrential rains and flooding in many areas. Similarly, the Company’s network operations performed without incident when Tropical Storm Fay swept through Florida in August and Hurricane Dolly made landfall near Corpus Christi, Texas in late July, causing numerous power outages and public safety challenges. In addition, USA Mobility’s paging network had no problems during the 5.4-magnitude earthquake that struck Southern California on July 29th, an event that disrupted traffic over cellular networks. These are just the latest instances in which the emergency service capability of paging has outperformed mobile telephony, a case we have been making for some time.

7.	We again generated sufficient free cash flow during the quarter to meet our goal of returning capital to stockholders in the form of cash distributions. We paid a quarterly cash distribution of $0.25 per share on September 11th, 2008, representing a return of capital of approximately $6.8 million to our stockholders. Cash from operations for the third quarter totaled $31.0 million, compared to $27.5 million in the second quarter, and our cash balance at September 30th was $103.7 million.

Overall, we are pleased with our cash flow results for the third quarter and first three quarters of 2008. Despite these short-term accomplishments, however, we fully realize the numerous business challenges we currently face. Indeed, assuming the continuation of current operating trends, is it very likely that future cash flows and margins will decline over time as our ability to reduce expenses simply won’t be able to keep pace with the rate of revenue erosion. Nonetheless, I assure you that management is focusing considerable time and attention to these challenges and is fully committed to pursuing our stated goal of generating significant free cash flow over the long term by maximizing revenue opportunities while minimizing expenses and business risks.

Toward that end, I wanted to take a few minutes up-front this morning to describe a number of internal initiatives we recently implemented in response to our declining subscriber base and the weakening national economy. We believe these are necessary steps and that the shortfall in our expected unit placements in the third quarter is a direct result of an overall softness in economic conditions that is impacting almost every business nationwide.

As you know, throughout 2008 we have experienced a clear and steady deterioration in subscriber trends with respect to both the rate of gross additions and the rate of cancellations. The unfortunate fact is that the rate of gross additions is currently running about 10 percent lower than 2007, while the rate of cancellations is running about 8 percent higher than 2007. The combination has resulted in the steady deterioration of our annual net unit loss rate. Our annual direct net unit loss rate, which had been stable at about 14 percent from the end of 2005 through the second quarter of 2007, has increased each quarter since then, reaching 15.3 percent in the second quarter of 2008 and 16.2 percent in the third quarter.

As discussed in previous calls, we implemented price increases earlier this year to help offset the revenue decline caused by our eroding subscriber base, and this strategy resulted in a modest increase in overall ARPU in 2008 compared to 2007. Similarly, we expect paging revenue will be favorably impacted by additional price increases in 2009. Beyond 2009, however, we believe the pace of subscriber erosion will be far greater than can be made up through price increases.

In an effort to combat this worsening trend, we concluded that major organizational changes were needed immediately in order for us to continue to compete effectively in our markets as well as meet our long-term goals for free cash flow, customer sales and retention, quality customer service and technically efficient networks.

Accordingly, after an extensive review of the Company’s operations and structure this past summer, we moved forward earlier this month with a plan to create greater operational efficiencies throughout the organization as well as enhance our existing cost reduction efforts. The plan includes acceleration of our network rationalization program to further reduce site rents, a restructuring of our sales and marketing operations to better focus resources on our core market segments, and the consolidation of various administrative functions and responsibilities.

Briefly, key elements of the plan include the following:

1.	We now intend to complete our network rationalization program by 2011, two years earlier than planned; accelerating the timetable for site rent savings. While this initiative will require a modest increase in capital expense in the near-term, it will allow us to achieve a more efficient network sooner and thus create the opportunity for higher operating margins and cash flows over the longer-term.

2.	We will streamline the size and structure of our sales organization to better match our future costs with forecast revenues, while preserving our existing customer relationships and retaining our ability to identify new sales opportunities within our most important vertical market segments. Historically, over 90 percent of our gross adds have come from existing accounts; but, with a softening economy, we will need to look beyond these accounts for new business. Accordingly, the plan includes reorganizing field management, realigning territories, adding segment focus, and centralizing account management. We believe the net result will be a sharper focus on: our most valuable market segments; high-potential customers; revenue generation versus gross adds; and cross-selling of our complete product line.

3.	We will aggressively pursue operational efficiencies throughout the entire organization. For example, we are relocating and consolidating administrative functions such as accounts receivable, accounts payable, and purchasing from Alexandria to our operations facility in Plano, Texas. In addition, we expect to pursue additional cost savings and operational efficiencies in contract renewal negotiations with vendors in such areas as employee benefits, business insurance, corporate travel and the like.

In summary, we cannot say for sure that this recently implemented plan will, in fact, meet our stated objective to preserve cash flow and stabilize our cash flow margins over time. Only time will tell. However, we firmly believe that allowing our subscriber base to continue to deteriorate without taking action was not an option. Indeed, in an environment with an eroding top line and challenging economy, we believe our strategy of maintaining pricing discipline in our customer base, combined with aggressive cost reduction and business right-sizing, still represents our best course for preserving long-term stockholder value.

Let me stop at this point and ask Tom Schilling, our Chief Operating Officer and Chief Financial Officer, to review our third quarter financial results in greater detail as well as share additional observations on our quarterly operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

As Vince just mentioned, our operating results for the third quarter were mixed. We are pleased with the strong cash flow performance in the third quarter and throughout the year. Our continued focus on cost reductions, combined with an increase in average revenue per unit made significant contributions to the strong cash flow results. Unfortunately, our subscriber erosion worsened in the quarter as it has throughout 2008.

With respect to our customer base, we ended the quarter with 3,002,000 units in service, a net decrease of 174,000 units, or 5.5 percent. This marks the highest quarterly rate of unit loss since the first quarter of 2005. Units in service declined 17.1 percent from third quarter 2007, the highest annual rate of decline since second quarter 2006.

The higher net unit loss rate in the third quarter was largely the result of lower gross placements in both our direct and indirect channels. Total gross placements were 103,000 in the quarter compared to 130,000 in the prior quarter and 162,000 in the year-earlier quarter, while gross disconnects remained relatively flat between second and third quarters at 8.7 percent.

While the primary cause of subscriber losses continues to be the migration of our customers to alternative wireless services and technologies, principally cellular, we believe the weakening U.S. economy is contributing to the increase in our subscriber erosion throughout this year.

The increase in net unit loss has been felt in each of our customer segments. Healthcare continues to be our most stable customer segment, however net unit loss for the third quarter increased to 2.1 percent, compared to 1.0 percent in the year-earlier quarter. We lost 6.3 percent of our Government subscribers in the quarter compared to 4.3 percent in the year ago quarter. And, in the Large Enterprise segment net unit loss was 7.0 percent compared to 4.6 percent a year ago.

Our Healthcare segment represented 41.5 percent of our subscriber base at September 30th, compared to 36.2 percent a year earlier, while Government ended the quarter at 17.6 percent and Large Enterprise at 12.6 percent, each down slightly from the year ago quarter.

We continued to experience the highest rate of churn in our indirect channel, which represented 10.9 percent of our subscriber base at the end of the third quarter, down from 11.8 percent a year earlier. Indirect units declined 10.6 percent in the quarter compared to 6.9 percent in the second quarter and 3.2 percent in the year-ago quarter.

Total Paging ARPU increased to $8.69 in the third quarter, compared to $8.54 in the second quarter and $8.49 in the first quarter. The quarterly increase in ARPU was a result of price increases in both the direct and indirect channels.

Direct ARPU increased to $9.16 in the third quarter, compared to $8.97 in the second quarter and $8.95 in the first quarter. Indirect ARPU was $4.96 in the third quarter, compared to $5.28 in the second quarter and $4.97 in the first quarter.

Total Paging ARPU in the third quarter benefited from price increases that were implemented on certain customers in early summer. We will continue to evaluate pricing actions going forward based on competitive factors and our cost to provide service.

Paging Revenue totaled $80.5 million in the third quarter, a decline of 3.4 percent from $83.4 million in the second quarter. The annual rate of decline increased to 15.6 percent from 15.2 percent in the second quarter.

Product Sales were $5.0 million in the quarter compared to $5.7 million in the prior quarter with the decline primarily due to lower lost pager and systems sale revenue. In addition, Cellular Revenue declined 3.4 percent from the previous quarter as unit activations decreased 4.8 percent.

Total Revenue for the third quarter was $88.4 million, compared to $92.1 million in the second quarter and $105.4 million in the third quarter of 2007. Consistent with subscriber declines, the annual rate of revenue erosion increased to 16.2 percent in the third quarter from 14.3 percent in second quarter and 11.8 percent in the year-ago quarter.

The accelerated rate of subscriber erosion during the quarter has made it imperative that we continue our vigilance in cost control. We completed a comprehensive planning effort during the third quarter to take steps to align our future cost structure with an increasing rate of subscriber and revenue erosion. One outcome of our planning efforts is the recently implemented internal reorganization that Vince just mentioned. The reorganization resulted in severance and restructuring costs in the quarter of $5.1 million.

Total Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) were $62.8 million, compared to $61.5 million in the second quarter. However, absent a $5.1 million in severance and restructuring costs, recurring Operating Expenses would have been $57.7 million, a 5.8 percent decrease from the second quarter and 20.5 percent decrease from the third quarter of 2007. As a percentage of revenue, recurring Operating Expenses at September 30th were at their lowest level since our merger in 2004.

Company wide headcount at September 30th was 839, a reduction of 59 employees during the third quarter and a decrease of 16.4 percent since January 1st. The decline in headcount reflects our goal to maintain staffing levels that meet our current business requirements and outlook. Payroll and related expense, our largest operating expense, decreased to $19.7 million in the third quarter from $21.5 million in the second quarter and is down 14.9 percent since the beginning of the year.

We also continued to reduce our site rent costs – our second largest operating expense – during the quarter. Site rent totaled $15.5 million, a decline of 7.7 percent from the second quarter and 25.3 percent from the third quarter of 2007. We are pleased at the significant progress we’ve made this year to reduce site rent costs. As you know, our ability to continue to reduce this cost is a direct result of our ongoing network rationalization program.

At the end of the third quarter we had 8,889 active transmitters, 21.6 percent fewer than the 11,335 transmitters we operated at year-end 2007. In addition, during the first nine months of the year we increased the total number of our customer-provided sites – that is, those sites with no rent expense – from 2,146 to 2,208. As a result, we have reduced the number of our “paid” active transmitters from 9,189 at December 31, 2007 to 6,681 at September 30th, 2008, a reduction of 27.3 percent.

Looking ahead, network rationalization will continue to be one of our most critical cost savings initiatives. While much work lies ahead, we are very pleased with the progress we’ve made over the past year.

EBITDA for the third quarter was $25.5 million, compared to $30.6 million in the second quarter and $31.6 million in the third quarter of 2007, with the decline largely due to the $5.1 million severance and restructuring costs I mentioned previously. As a result, EBITDA margin declined to 28.9 percent in the quarter from 33.2 percent in the second quarter and 29.9 percent in the year-earlier quarter. Absent the severance and restructuring costs, third quarter EBITDA and EBITDA margin would have been $30.6 million and 34.6 percent, respectively.

Capital Expenses in the third quarter totaled $6.2 million, compared to $3.9 million in the second quarter. The increase was due principally to planned spending on pager and non-pager purchases in support of our network rationalization activities. Total Capital Expenses are still expected to be within the Company’s total annual guidance.

Our cash balance at September 30th was $103.7 million. We expect to use a portion of that cash in connection with our current stock repurchase program. In addition, we expect to continue our quarterly cash distribution policy as well as maintain a strong cash position on our balance sheet.

As a result of our solid third quarter operating results, we are maintaining our current financial guidance for the full year 2008, which we revised upwards on July 31st. To reiterate our guidance, we expect Revenue for 2008 to be between $355 million and $360 million, Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) to be between $245 million and $250 million, and Capital Expenses to range from $18 million to $20 million. Once again, I would remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before opening the line up for a Question and Answer session I want to mention a few other topics that may be of interest to you:

First, I will update you on the current status of our appeal of the Federal Communications Commission’s (the “FCC”) Back-Up Power Order (the “Order”) and our recent discussions with them regarding the Universal Service Fund contribution methodology.

Second, I will comment briefly on our current and future capital allocation strategy.

And, finally, I will share with you some of our recent selling and marketing activities.

1. With respect to the Status of the FCC’s Back-Up Power Order Appeal, as you recall, the DC Circuit Court of Appeals issued a ruling on July 8th that said, in effect, it could not rule on the merits of the appeal until the Order was “ripe” for judicial review. In short, the Court said it would hold the case “in abeyance” until the Federal Office of Management and Budget (“OMB”) approves the Order’s requirement for collection of data from the carriers who would be subject to the Order. Since that time, the stay has remained in effect pending further action in the case by the FCC and OMB.

On September 3rd, the FCC submitted the information gathering requirements associated with the Order to OMB for review. On September 8th the FCC posted a request for public comment, with OMB having 60 days by law from that date to approve or disapprove of the data gathering requirements, establishing a deadline of November 10th for OMB to respond to the FCC. We are now waiting for OMB’s decision.

We have been advised by our FCC counsel that OMB most often approves information collections without modification and that it is most likely to do so in this case. However, we are also aware that CTIA – one of the entities appealing the Order — has filed comments objecting to these collections, as have some individual carriers. We don’t know if those objections will be sufficient to cause OMB to disapprove the information collections required by the Order, but that is a possible outcome.

The most likely outcome, we believe, is that OMB will approve the collection requirements soon and the Back-Up Power Order will end up back on the Court’s docket not long afterwards. At that point the Court will then act on the case at its discretion. In short, if the case goes back to the Court in the next 30 days, we estimate a decision should be reached during the first half of 2009, and potentially even by the end of this year.

Once the Court re-takes the case, it is expected to make one of three rulings: (1) grant the petition for review and vacate the Order; (2) deny the petition for review and lift the stay, after which the previously established one-year compliance deadline would begin to run; or (3) remand the matter to the FCC for further consideration but without vacating the Order.

As we’ve said previously, we regard this as a major regulatory challenge that potentially could have a sizable financial impact on our operations, requiring a substantial capital investment in new power generation capability as well as additional recurring operating costs. The net financial impact would be to reduce our cash surpluses, lower our margins and further challenge our ability to operate profitably in an already challenging business environment.

Nonetheless, we still believe the Court will ultimately make the right decision and vacate the Order based on the arguments we and others have made in opposition to it, including that the Order is legally flawed in numerous respects and disregards factors unique to paging, especially critical features of our network architecture that make a nationwide back-up power requirement unnecessary.

We will continue to keep you posted on the legal proceedings in this case.

Additionally, as we mentioned in the press release, the FCC is considering changes to its rules governing the collection of universal service fund fees. Currently, the FCC assesses universal service contributions based on telecommunications carriers’ interstate revenues, which in our case, works out to be approximately $0.04 to as high as $0.20 per subscriber. However, it is considering imposing instead a flat monthly charge of $1.00 or more per assigned telephone number. Contributing on the basis of assigned telephone numbers would cost the Company about ten times as much as the existing revenue-based methodology. Two weeks ago, I personally presented our position to the FCC, along with our COO/CFO, Tom Schilling, our CIO, Tom Saine, and our FCC Counsel, Matthew Brill, from Latham & Watkins that paging carriers should be exempt from any numbers-based contribution requirement in light of important public policy and legal considerations. Additionally we have received approximately 250 letters from customers primarily in the Healthcare segment, indicating that a change in methodology resulting in this level of increase would have an adverse impact on their ability to maintain patient safety and emergency response standards. We have provided these letters to Chairman Martin and the Commissioner’s offices.

The FCC has traditionally recognized that Paging warrants distinct treatment from many voice centric regulations in the past. We are hopeful that this remains the case in this very important issue. We will keep you posted.

2. With respect to our current and future Capital Allocation Strategy, as noted earlier, we ended the third quarter with a strong balance sheet, including cash balances exceeding $100 million. As such, USA Mobility is a most unusual company in today’s market environment, with no debt, significant cash and a high cash flow margin. Given this sound financial position, yesterday our Board of Directors (“Board”) approved a regular quarterly cash distribution of $0.25 per share, or an aggregate total of approximately $6.8 million, consistent with our policy to return capital to stockholders.

Our sizable cash balance at September 30th has also allowed us to move forward with our stock repurchase program, which the Board adopted on August 5th, 2008. Under terms of the program, we would buy back up to $50 million of USA Mobility common stock over a 12-month period. While we do not intend to provide you with details about shares we may purchase from time to time, except as required in our SEC filings, we will continue to look for opportunities to purchase shares consistent with the guidelines established for our repurchase program.

In response to some of you who have asked, I wanted to briefly repeat the reasons we decided to move forward with this program now and how it fits in with our overall capital allocation strategy.

First, our Board and management team remain committed to our goal of returning excess capital to stockholders. It has been our top priority and will remain so going forward. Second, we revised our quarterly cash distribution rate to $0.25 a share in the second quarter, a level we currently believe is sustainable over the next several years. As we said at that time, our decision to re-set the rate was made to strengthen our financial position while maintaining a significant current yield on our shares. In reducing the cash distribution rate, however, we also recognized that the Company would generate excess cash over the near-term and that is exactly what has happened.

Therefore, as a result of our strong cash position, the Board and management concluded that a stock repurchase program would make sense. Accordingly, we set the total amount of cash available to purchase shares at a level that we feel leaves us ample liquidity to: (1) run the business over the next 12 months; (2) continue to pay quarterly distributions to stockholders; and (3) be in a position to comply with the FCC Back-Up Power Order ruling should we lose our appeal.

Finally, I would note that in light of today’s existing and prospective business risks — including accelerating subscriber erosion, a slowing national economy with diminished access to credit, and the potential cost of compliance with the FCC’s Back-Up Power Order — our Board will keep a watchful eye on each of these areas to ensure that we carry an appropriate level of cash on our balance sheet to continue to operate our business smoothly and efficiently while meeting the needs of our customers nationwide.

3. Turning to our selling and marketing activities during the third quarter, we again concentrated on providing products and solutions to organizations in our core Healthcare, Government and Large Enterprise segments. These core market segments represented approximately 81 percent of our direct subscriber base at the end of the third quarter, a slight increase from the prior quarter. Our core market segments also accounted for approximately 74 percent of our direct paging revenue in the quarter, compared to 69 percent in the third quarter of 2007.

As previously noted, Healthcare continued to be our best performing market segment, recording a 3.8 percent gross placement rate in the third quarter, while net churn among Healthcare customers was 2.1 percent, the lowest among all subscriber segments. Besides Healthcare, we also continued to pursue new sales opportunities in the Government and Large Enterprise market segments during the quarter. Through our segment-specific sales and engineering teams, we are now able to provide a broad range of advanced software solutions for customers and potential customers and, as a result, continue to develop contacts among decision-makers within many key organizations.

Another key area of focus for our sales organization during the quarter was the continuation of our program to renew contracts with major corporate accounts. As noted earlier, this critical initiative has been the focal point for negotiating fair but necessary rate increases. Our success in this effort is due in large part to the high level of service we provide these key customers as well as our long history of stable pricing. In the third quarter, rate increases on these accounts represented more than $100,000 in monthly recurring revenue.

In conclusion, we continued to make important strides forward during the third quarter and the first nine months of 2008 and are pleased with our results relative to our plan. At the same time, we understand that we compete in a challenging business today with a declining subscriber base in an extraordinarily challenging economy. We also know that neither one of those challenges will be overcome anytime soon. As a result, we will need to work even harder and smarter in the months and years ahead to effectively execute our business plan and protect our revenue base and cash flow margins. Fortunately, we have a team of dedicated employees that has successfully met similar challenges in the past, and I have every confidence that they will do so again, both now and in the future.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. The Q&A session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star one if you would like to ask a question. And we’ll pause for just one moment.

We’ll take the first question from John Noell with Barrington.

John Noell: Hi, guys. Just a couple quick questions. First of all, on the severance expense, obviously you guys have been kind of reducing costs for some time, but this quarter seemed to sort of maybe represent a big you know big cost-cutting effort with the big severance expense. Would we be sort of unlikely to see a $5 million expense in any of the next few quarters?

Mr. Schilling: Hey, John, this is Tom. Yes, I don’t think in the next few quarters we will have significant severance cost. When you do an annual plan, the accounting rules require you to look ahead at the you know specific areas you’re going to be cutting and accrue for that...

John Noell: Yes.

Mr. Schilling: ... you’ll notice we’ve been doing that. On pretty much a once-annual basis we will generally have a fairly large charge.

John Noell: I got you, I got you, OK. And then just one other thing, on the stock buy-back program – so is it fair to say that the program target is not anything real fixed or rigid, where if the stock hits X, you buy back. You’re considering a combination of factors, including you know the Back-Up Power Order and you know presumably if that was, if the Court vacated the Order you know that would make you more inclined to return capital to stockholders faster and...

Mr. Kelly: Well, the stock repurchase program that we put in place for the $50 million was designed to do over and above any issue with respect to the Back-Up Power Order. In other words you know we could’ve made it larger, but we wouldn’t because if we had to comply with the Back-Up Power Order, we needed the cash to be able to do so. So they’re kind of separate issues.

John Noell: OK.

Mr. Kelly: If we win the Back-Up Power Order, then that’s a different decision point going forward in terms of what to do with the excess cash that we have right now, but clearly they’re separate issues completely.

John Noell: Mr. Kelly: Operator: Joe Fox: Mr. Kelly:	OK, thanks a lot, guys. Thank you. We’ll take the next question from Joe Fox with KMS Ventures. Good morning, guys. Morning.

Joe Fox: Quick question, do you have a more specific timeline around the universal service fee issue?

Mr. Kelly: Well, apparently the way the process is working, and this is something that’s come up for review every year in the past since they put the fund in place, and paging’s always been accorded separate consideration under the rules, such that we have a situation right now where maybe a numeric display subscriber pays four cents per unit into the fund, maybe a two-way subscriber pays 20 cents per unit into the fund.

But there’s, I think, a November 4th deadline at the FCC to vote on this, and it’s part of a bigger package that’s being voted on with a number of issues, and the vote comes up November 4th. So we’re actually, based on the way the (sunshine) rules work in government, we’re actually not allowed to talk to the FCC anymore about it. So we got all our letters in to them, we had all our meetings a couple weeks ago and as of Tuesday of this week, we’re cut off because they’re going to vote on it next Tuesday. So we should know on November 4th which way it’s going.

We did notice – and what really got us going here was there was some (ex parte) filings made by AT&T and Verizon on September 30th, where they were kind of advocating this over one dollar a number type charge, which, obviously, would just you know you’ve got a customer or a subscriber paying you four dollars a month for numeric display page and four cents for a universal service fund contribution, now all of the sudden that goes to one dollar, that’s really going to have a negative impact on those customers. And it doesn’t make sense for a customer paying a four dollars to pay one dollar, which is equivalent to a customer with a Blackberry® paying 50 bucks a month to pay a dollar. There’s a big difference there, we think. So hopefully we’ll know by next Tuesday.

They’ll either vote on it or maybe they won’t vote on it – there’s – I can tell you, there’s been a lot of attention focused on this and there’s a lot of people looking at it. There’s been, Congress has gotten involved and sent letters, I mean, there’s a lot going on. So we’re hopeful we’ll get a good answer there, but I think we would have been remiss not letting you know that this thing came up and that Chairman Martin was trying to push a plan through on a new universal service fund contribution methodology.

Mr. Schilling: Vince, I might just clarify, on November 4th we may not get a clear answer because they may have some late negotiations and those details may not be released for a few weeks after that. So it’s not for sure that we’ll get an answer on November 4th.

Mr. Kelly: Fair enough.

Joe Fox: Great color, guys, I really appreciate it. One other quick question, do you have the current value of the (DTAs) on hand?

Mr. Schilling: Yes. It’s in the balance sheet, $69.6 million – in the long-term, and $5.9 million in the short-term.

Joe Fox: Great, thanks, guys.

Mr. Schilling: Thank you.

Operator: The next question comes from Gregory Lundberg with Communications Equity.

Gregory Lundberg: Good morning. Hey, Tom, I was wondering if you could give a breakdown of the CAPEX for the decommissioning costs versus pagers, because you’ve been decommissioning for some time, yet this looked like an unusually high number. Just wanted some clarity there.

Mr. Schilling: Yes, decommissioning costs don’t actually go through capital, that’s part of our ARO, asset retirement obligation. But in the quarter, we had about $1 million to $1.2 million in non-pager devices and about five million pager devices, roughly.

Gregory Lundberg: OK, so it’s all device-related, and there’s nothing capitalized in terms of...

Mr. Schilling: Not in the deconstruction. We do have as part of the non-pager capital some transmitter builds that we do, as we do our rationalization, we will deconstruct some sites and we will actually increase, or build out some other sites. So there’s capital for new construction but not for deconstruct.

Gregory Lundberg: OK. And also could you give the split, as you do in the (Q), between the folks that are allocated to sales and marketing versus (G&A)?

Mr. Schilling: Yes, let me get on that page, if you give me a second. The...

Gregory Lundberg: You can call me back if, that’s fine.

Mr. Schilling: Yes, yes, I’m just having trouble putting my fingers on it right now.

Gregory Lundberg: All right, thank you.

Mr. Schilling: All right.

Operator: We’ll take the next question from Mark Kaufman, with MLK Investment Management.

Mark Kaufman: Good morning, gentlemen. Just a quick question about the share repurchase. Have you purchased any shares in the last quarter? And also, I’d imagine you are working with some sort of a blackout (area) as well you know around your earnings.

Mr. Kelly: Well, the share repurchase program, the way it works is it’s a (rule), I guess, (10-B51) plan, where we can purchase up to $50 million of our common in open-market trading over the 12-month period that we announced. So what happens is the Board sets the dollar amount of capital that we’ll repurchase shares at, and then we hire a broker – in this case it was (Credit Suisse) – to execute the purchases. So it’s a standard open market share repurchase plan and you know we’ll keep it in effective, right now our plan is to keep it in effective for that initial one-year period. And we have purchased shares under the plan, we did not purchase any shares under the plan in the third quarter, we have purchased some this quarter. And after we file our 10-K in the fourth quarter, we’ll disclose what those share purchases were and at what various levels they were purchased at.

Mark Kaufman: Thank you.
Operator:	We’ll take a follow-up from Joe Fox with KMS Ventures.

Joe Fox: Hey, guys. Could you maybe walk through the impacts of a new administration on the industry in general and then specifically maybe around the FCC Back-Up Power Order?

Mr. Kelly: You know that’s a hard one to answer. I mean, our view right now is that we are being penalized because the economy is bad. Anything, if the economy were to do better, it’d be good for us. And we’re seeing it in our gross adds, it’s interesting, we have seen a slight uptake in our cancellation rate, but we’re also seeing it in our gross adds.

And we think that the reason our trends got a little bit worse this quarter wasn’t just because of the technology migration that we’ve had from paging to mobile (telephony), but it’s been as a result of a bad economy. So I think regardless of who would get elected, it would just be dependent on what happens with the economy you know and jobs. So, that’s my view. Tom, do you...

Mr. Schilling: And obviously, I think that you know the speculation is there will probably be a new chairman at the FCC regardless of what the administration is. But not sure how that will change any FCC policies.

Joe Fox: Great, thanks.

Operator: And it appears we have no further questions in the queue. At this time, I’d like to turn the conference back over to the speakers for any additional or closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us this morning. We look forward to speaking with you again after we release our fourth quarter and year-end results. Thanks again and have a great day!